Exhibit 10.1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
MASTER SERVICES AGREEMENT
This Master Services Agreement (this “Agreement”), dated as of May 14, 2024 (the “Effective Date”), is by and between Nuvve Holding Corp., a Delaware corporation, with offices located at 2488 Historic Decatur Rd., Suite 200, San Diego, CA 92106 (“Service Provider”) and the Fresno County Economic Opportunities Commission, a California nonprofit public benefit corporation, with offices located at 1920 Mariposa St., Suite 330, Fresno, CA 93721 (“Client” and together with Service Provider, the “Parties”, and each a “Party”).
WHEREAS, Service Provider has the capability and capacity to provide certain services, including the design and implementation of electrification system for transit fleets;
WHEREAS, Client has been or will be awarded funding from Carl Moyers ("Carl Moyers Funding") as well as other funding sources that will ultimately total the amount of Services, as defined in Section 1 below, under this Agreement (collectively, the “Funding”) in order to fund the design and implementation of an electrification system for its transit fleet; and
WHEREAS, Client desires to retain Service Provider to provide said design and implementation services in order to design and implement an electrification system for Client’s transit fleet, and Service Provider is willing to perform such services under the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the above recitals, which are incorporated into and a part of this Agreement, and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider and Client agree as follows:
1.Services. Service Provider shall, in a satisfactory, proper, and timely manner as reasonably determined by Client, provide to Client the services (the “Services”) set out in the statement of work (the “SOW”) attached hereto as Exhibit A and incorporated herein by reference. The details of the method and manner for performance of the Services by the Service Provider shall be under its own control and consistent with industry standard. Notwithstanding anything to contrary in this Agreement or the SOW, each Parties’ obligations under this Agreement and the SOW, including but not limited to Client’s obligation to compensate Service Provider and Service Provider’s obligation to perform the Services, shall be contingent upon Client’s receipt of the approval of the Funding. Client may suspend or terminate this Agreement at any time and without penalty in the event the Carl Moyer Funding is terminated, defunded, or delayed. Service Provider shall commence performance of this Agreement on the Effective Date and shall complete performance to the satisfaction of Client no later than June 30, 2026 (the “Term”).
2.Change Requests. Client may occasionally request changes in the SOW to be performed hereunder. Such changes, including any increase or decrease in the amount of Service

Provider’s compensation, which are mutually agreed upon by and between Client and Service Provider, shall be incorporated by written amendment to this Agreement signed by both Parties.

3.Fees and Expenses.
3.1In consideration of the provision of the Services by the Service Provider and the rights granted to Client under this Agreement, Client shall pay the fees set forth in the in the Budget and Payment Schedule attached hereto as Exhibit B. Payment to Service Provider of such fees and the reimbursement of expenses pursuant to this Section 3 shall constitute payment in full for the performance of the Services. It is expressly understood and agreed that in no event shall the total amount to be paid by Client to Service Provider under this Agreement exceed $[***], provided, such amount may be increased as a result of a mutually agreed upon change request resulting in the increase of such total payments or otherwise as may be provided for in an amendment to this Agreement as agreed upon by the parties pursuant to the terms herein. Client shall make payments under this Agreement within [***] days of receipt by the Client of an invoice from Service Provider for services rendered during that period. Payments due hereunder must be made by wire transfer, certified check, bank check or such other method as may be agreed upon by the Service Provider. Each invoice shall include a running tally of all charges paid by Client to Service Provider since the Effective Date of this Agreement.
3.2If Service Provider is to be reimbursed for travel expenses, the cost charged for travel shall not exceed those allowable to Client’s employees. No such reimbursement shall be made unless Client has authorized such travel expense before incurring said costs. If the SOW provides for reimbursement of expenses or if otherwise agreed by the Parties in writing, Client shall reimburse Service Provider for reasonable out-of-pocket expenses incurred in connection with performing the services, provided prior approval is obtained from Client for such expenses.
3.3Client shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by Client hereunder. Notwithstanding the previous sentence, in no event shall Client pay or be responsible for any taxes imposed on, or with respect to, Service Provider’s income, revenues, gross receipts, personnel, or real or personal property, or other assets.
3.4In addition to all other remedies available under this Agreement or at law (which Service Provider does not waive by the exercise of any rights hereunder), Service Provider shall be entitled to suspend the provision of any Services if the Client fails to pay any undisputed amounts when due hereunder and such failure continues for [***] days following written notice thereof, and such withholding of Services shall not be considered a breach or default of any of Service Provider’s obligations under this Agreement.

4.Subcontracting. Notwithstanding anything to the contrary set forth herein, Service Provider may subcontract certain aspects of the Services hereunder, provided that any such subcontracting arrangement comply with the conditions and guidelines set forth in the SOW. Service Provider shall immediately notify Client of the retention or engagement by Service Provider of any subcontractor or supplier providing services under this Agreement and the SOW. Client shall not provide Service Provider with additional compensation due to the failure of Service Provider, a subcontractor, or supplier to satisfactorily perform and complete the SOW or due to Service Provider’s replacement of subcontractors or suppliers to provide services under this Agreement.
5.Records. Service Provider shall maintain complete and accurate records relating to the provision of the Services under this Agreement, including records of the time spent and materials used by Service Provider in providing the Services, property, personnel, and financial records reasonably deemed necessary by the Client or the director of the Client’s Funding source to ensure proper accounting for all project funds, including the Federal and Non-Federal Shares. During the Term and for a period of three years thereafter, upon Client’s request, Service Provider shall allow Client, the Client’s Funding sources, the Comptroller General of the United States, or any authorized representative for audit purposes, to inspect and make copies of such records in connection with the provision of the Services. Such records shall be retained by Service Provider during the Term and for a period of three years thereafter, unless Client and its Funding source provide Service Provider with written consent to destroy such records.
6.Warranty.
6.1Service Provider warrants that it shall perform the Services:
6.1.1In accordance with the terms and subject to the conditions set forth in the SOW and this Agreement.
6.1.2Using personnel of commercially reasonable skill, experience, and qualifications.
6.1.3In a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services.
6.2In the event of a breach of the warranties set forth in Section 6.1 above:
6.2.1Service Provider shall use reasonable commercial efforts to promptly cure any such breach; provided, that if Service Provider cannot cure such breach within a reasonable time (but no more than [***] days) after Client’s written notice of such breach, Client may, at its option, terminate the Agreement by serving written notice of termination in accordance with Section 11.2.
6.2.2 In the event the Agreement is terminated pursuant to Section 6.2.1 above, Service Provider shall within [***] days after the effective date of termination, refund to

Client any fees paid by the Client as of the date of termination for the Services, less a deduction equal to the fees for receipt or use of such Services up to and including the date of termination on a prorated basis.
6.2.3The foregoing remedy shall not be available unless Client provides written notice of such breach within [***] days after delivery of such Service or Deliverable to Client.
7.Intellectual Property. Any discovery or invention arising out of or developed in the course of work aided by this Agreement shall be promptly and thoroughly reported to Client for determination as to whether patent protection on such invention or discovery shall be sought and how the rights in the invention or discovery, including rights under any patent issued thereof, shall be disposed of and administered, to protect the public interest. If Service Provider is to provide a license to Client for any of its software, technology, or related intellectual property rights, such license shall be set forth in a separate license agreement. Each Party acknowledges, agrees and understands that, except as provided for in this Section 7, it does not have, and shall not acquire, any interest in the other Party’s software, technology, or other related intellectual property rights.
8.Confidentiality. From time to time during the Term of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”), non-public, proprietary, and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed and within 30 days thereafter, is summarized in writing and confirmed as confidential (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party’s breach of this Section 8(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party’s possession prior to Disclosing Party’s disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would use to protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, unless required by applicable law or legal process, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) unless required by applicable law or legal process, not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Group who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.
If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify Disclosing Party of such requirements to afford Disclosing Party the opportunity to seek, at Disclosing Party’s sole cost and expense, a protective order or other remedy. For purposes of this Section 8, “Receiving Party’s Group” shall mean the Receiving Party’s affiliates and its or their employees, officers, directors, independent sublicensees, subcontractors, attorneys, accountants, and financial advisors.
9.Cooperation of the Parties. Both Parties agree to comply with all reasonable requests of the other. Client shall provide Service Provider’s personnel with access to such documents and Client’s premises, employees, contractors, and equipment as may be reasonably necessary for the performance of the Services under the Agreement. Client agrees to furnish without charge adequate space at Client’s premises, as reasonably determined by Client, for use by Service Provider's personnel while performing the Services. Client and Service Provider shall each designate one of its employees or agents to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (respectively, the “Client Contract Manager” and the “Service Provider Contract Manager”). The Client Contract Manager shall initially be Thomas Dulin, Director, Transit System; the Service Provider Contract Manager shall initially be Jeff Vengas, Vice President Operation; such designations to remain in force unless and until a successor representative is appointed. Client shall require that the Client Contract Manager respond promptly to any reasonable requests from Service Provider for instructions, information, or approvals required by Service Provider to provide the Services. Service Provider shall require that the Service Provider Contract Manager respond promptly to any reasonable requests from Client for information, records, or approvals requested by Client pursuant hereto.
10.Service Provider’s Compliance; Covenants.
10.1For the purposes of compliance with California Assembly Bill 334, Service Provider’s duties and services under this Agreement shall not include preparing or assisting Client with any portion of the public entity’s preparation of a request for proposals, request for qualifications, or any other solicitation regarding a subsequent or additional contract with Client. Client shall at all times retain responsibility for public contracting, including with respect to any subsequent phase of the project. Service Provider’s participation in the planning, discussions, or drawing of project plans or specifications shall be limited to conceptual, preliminary, or initial plans or specifications. Service Provider shall cooperate with Client to ensure that all bidders for a subsequent contract on any subsequent phase of this project have access to the same information, including all conceptual, preliminary, or initial plans or specifications prepared by Service Provider pursuant to this Agreement.
10.2Service Provider shall comply with all conditions governing grants as required by Client, the Funding sources, and/or Federal and State regulations.
10.3Service Provider agrees to comply with all federal, state, and local statutes and regulations concerning its employees, including but not limited to prevailing wage standards imposed because of the source of the Funding. All laborers and mechanics employed, if any, by contractors or subcontractors in the construction, alteration, or repair, including painting and decorating of projects, buildings, and works that are federally assisted under this Agreement shall be paid wages at rates not less than those prevailing on similar construction in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, as amended (40 U.S.C. 276-a-276a-5).
10.4Service Provider warrants that no person or entity has been employed or retained to solicit or secure this Agreement in consideration for a commission, parentage, brokerage, or contingent fee. For breach or violation of this warrant, Client shall have the right to terminate this Agreement without liability or, in its discretion, to deduct from the Service Provider’s compensation, or otherwise recover, the total amount of such commission, percentage, brokerage, or contingent fee.
10.5Service Provider represents and warrants that, to the best of Service Provider’s knowledge, for Client contracts exceeding One Hundred Thousand Dollars ($100,000), Service Provider is entirely in compliance with the earning assignment orders of all employees and is providing the names of all new employees to the New Hire Registry maintained by the Employment Development Department as set forth in subdivision (1) Public Contract Code 7110.
10.6Service Provider or any subcontractor assigned work under this Agreement who has 50 or more employees and an agreement of Fifty Thousand Dollars ($50,000.00) or more shall be required to develop a written Affirmative Action Compliance Program so long as such plan is not invalidated by any court or subsequent law. The written program is to follow the guidelines set forth in Title 41 CFR Section 60-1.40, Sections 60-2.10 through 60-2.32, Sections 60-250.1 through 60-250-33, and Sections 60-741.4 through 60-741.32. Service Provider or any subcontractor with less 50 employees must comply with Section 202 of Part II of Executive Order 11246, as amended. Service Provider shall ensure that Subcontractors falling within the scope of this provision shall comply in full with the requirements thereof.
10.7Service Provider shall comply with all applicable laws, ordinances, and codes of the State and Local governments.
11.Term, Termination and Survival.
11.1This Agreement shall commence as of the Effective Date and shall continue thereafter until Service Provider shall complete performance of the Services to the satisfaction of the Client no later than the Term, unless earlier terminated or extended in accordance with the provisions of the Agreement, unless sooner terminated pursuant hereto.
11.1.1Client shall have the right to terminate this Agreement without penalty to Client by giving written notice to Service Provider upon the following events: (i) if Service Provider materially fails to fulfill, in a timely and proper manner, its obligations under this Agreement; (ii) if the Service Provider materially violates any of the covenants, agreements, or stipulations of this Agreement; (iii) if the Funding, grant, or contract under which this Agreement is made, authorized, or funded, is terminated, materially reduced, defunded, or suspended by the funding source; or (iv) if Client is the Delegate Agency, as defined in section 8101 of the Elementary and Secondary Education Act of 1965 [20 U.S.C. 7801], of a grantee and the contract by which such delegation is made is terminated. If that Service Provider is unable to comply, with advance written notice and reasonable justification, with such additional conditions as may be lawfully imposed by the funding source on the grant or contract under which the Client is performing the program to which Service Provider’s services are being rendered, then Service Provider shall have the right to terminate the Agreement without penalty or liability to Service Provider by giving written notice to the Client signifying the effective date thereof. In the event of termination, (i) all property and finished or unfinished documents, data studies, and reports purchased or prepared by the Service Provider under this Agreement shall become its property at the option of the Client and (ii) Client shall compensate Service Provider for Service Provider 's actual time as of the effective date of termination and for any unreimbursed expenses incurred in the satisfactory performance of this Agreement through the effective date of termination. In the event that Client terminates this Agreement due to the failure to receive the Carl Moyers Funding, Client's obligation to compensate Service Provider, as provided herein, shall be capped at no more than [***] Dollars ($[***]). Notwithstanding the above, the Service Provider shall not be relieved thereby of liability to Client for damages sustained by Client by virtue of any material breach of the Agreement by the Service Provider. If the Service Provider materially breaches this Agreement and fails to cure such material breach within [***] ([***]) days of receipt of written notice of such material breach from the Client, then the Client may withhold any such reimbursement or compensation to the Service Provider for the purpose of offset until such time as the exact amount of damages due Client from the Service Provider is agreed upon or otherwise determined.
11.1.2Notwithstanding anything to the contrary herein, Service Provider may terminate this Agreement, effective upon written notice, if Client fails to pay any amount when due hereunder and such failure continues for [***] days after Client’s receipt of written notice of nonpayment.
11.2Either party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party materially breaches any covenant or obligation under this Agreement, and such reach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within [***] days after receipt of written notice of such breach.
11.3Termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder and amounts unpaid at the time of such termination.
11.4Following the termination of this Agreement, any provision set forth herein which, by its very nature, is intended to survive any expiration or termination hereof, shall so survive, including without limitation, the provisions respecting ownership of work product, confidentiality, indemnification, limitation of liability, non-solicitation, accrued payment obligations, and governing law and venue.
12.Indemnification; Defense; Hold Harmless. Service Provider shall indemnify, defend, and hold harmless the Client, its officers, commissioners, agents, and employees (the “Agency Indemnitees”) from all claims, suits, or actions of every name, kind, and description brought forth on account of injuries to or death of any person or damage to property arising from or connected with the willful misconduct, negligent acts, breach of this Agreement, errors or omissions, ultra-hazardous activities, activities giving rise to strict liability, or defects in design by Service Provider or any person directly or indirectly employed by or acting as agent for Service Provider in the performance of this Agreement, including the concurrent or successive passive negligence of the Agency Indemnitees. Acceptance of insurance certificates and endorsements required under this Agreement does not relieve Service Provider from liability under this indemnification and hold harmless clause. This indemnification, defense, and hold harmless clause shall apply whether such insurance policies are determined to apply to any such damages or claims for damages. Service Provider’s responsibility for such defense and indemnity shall survive termination or completion of this agreement for the entire period allowed by law. In the event of a claim is brought against the Client, the Client shall provide Service Provider prompt written notice of the claim and Service Provider shall have control and authority over the defense and/or settlement of the claim, provided that the Client may join in defense with counsel of its own choice at its own expense. Service Provider shall not consent to the entry of any judgment or enter into any settlement or compromise requiring the Client to admit liability, pay money or take (or refrain) from any action without the prior written consent of the Client, which shall not be unreasonably withheld, conditioned or delayed.
13.Insurance. Service Provider shall, at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect that includes, but is not limited to, commercial general liability in a sum no less than Five Hundred Thousand Dollars ($500,000) to cover any negligent acts committed by the Service Provider or Service Provider’s employees or agents. Such insurance policy shall also cover any liability that may arise due to the Service Provider’s use of an automobile in connection with the performance of the Services. Upon Client’s request, Service Provider shall provide Client with a certificate of insurance from Service Provider’s insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name Client as an additional insured.
14.Local Workforce. Service Provider hereby acknowledges and recognizes Client’s commitment to supporting the local economy and promoting job opportunities within the community. Service Provider shall hire or engage qualified subcontractors who are residents from Fresno County, California and adjoining counties (“Local Workforce”) for the construction phase of the SOW. If Service Provider is unable to find a Local Workforce for this phase of the SOW, Service Provider shall immediately notify Client in writing and described in detail the efforts undertaken to obtain a Local Workforce for the project. The Parties will work cooperatively to resolve the matter. After such cooperative efforts, Service Provider may then notify Client in writing that it intends to use certain non-Local Workforce to carry out those limited areas of the SOW in which they are unable to identify a Local Workforce. Service Provider shall comply with all relevant labor laws, including but not limited to those specific to the State of California, to ensure fair employment practices, worker protection, and prevailing wage and working hour requirements.
15.Local Workforce Reports. Upon Client’s request, Service Provider shall provide reports to the Client no more than quarterly, demonstrating its efforts to comply with the Local Workforce initiative set forth in Section 13 above. These reports shall be submitted to the Client within thirty (30) days following the end of the applicable calendar quarter. The Client shall have the right to review and audit these reports and request additional information or documentation reasonably related to meeting the Local Workforce target. This reporting and compliance obligation shall remain in effect for the duration of the Agreement and any extensions or renewals thereof.
16.Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”, and with the correlative meaning “Notify”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices must be delivered by personal delivery, electronic mail or sent by nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Notices delivered personally will be deemed communicated as of actual receipt; electronic mail delivery will be deemed communicated upon the receipt of such message; mailed notices will be deemed communicated as of five (5) days after mailing. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 16.

Notice to Client:	Fresno County Economic Opportunities Commission 1920 Mariposa St., Suite 300 Fresno, CA 93721 Attn: Thomas Dulin
With a copy to:
Notice to Service Provider:	Nuvve Holding Corp. 2488 Historic Decatur Rd., Suite 200 San Diego, CA 92106 Attn: Chief Executive Officer
With a copy to:

17.Amendments. No amendment to or modification of or rescission, termination, or discharge of this Agreement is effective unless it is in writing and signed by each Party.
18.Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
19.Assignment. Neither Party shall assign this Agreement without the prior written consent of the other Party.
20.Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.
21.Relationship of the Parties. The relationship of the Parties hereto is that of independent contractors. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party's employees or agents. Each of the Parties is an independent contractor, and neither Party has the authority to bind or contract any obligation in the name of or on account of the other Party or to incur any liability or make any statements, representations, warranties, or commitments on behalf of the other Party, or otherwise act on behalf of the other. The Agreement shall not be construed as constituting either Party as partner, joint venture, or fiduciary of the other Party or to create any other form of legal association that would impose liability upon one Party for the act or failure to act of the other Party, or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other Party. Each Party shall be solely responsible for payment of the salaries of its employees and personnel (including withholding of income taxes and social security), workers compensation, and all other employment benefits. All expenses and disbursements incurred by Service Provider under this Agreement, unless delineated explicitly as Client’s responsibility, shall be borne wholly and entirely by Service Provider, and Client shall not be in any way responsible or liable therefor. Service Provider does not have, nor shall hold itself out as having, any right, power, or authority to create any contract or obligation, expressed or implied, on behalf of, in the name of, or binding upon Client. Service Provider acknowledges that as an independent contractor, he or she will not be treated as an employee for Federal tax purposes, for California State tax purposes, or any other purposes and that no FICA (Social Security) payroll tax shall be withheld from payments to Service Provider by Client; Client shall pay no Federal Unemployment Insurance on account of Service Provider; no State of Federal income tax shall be withheld from the payments to Service Provider; neither State Disability Insurance nor State Unemployment Insurance shall be withheld or paid by Client on account of Service Provider and no Worker’s Compensation Insurance has or will be obtained by Client on account of Service Provider for the task to be performed by Service Provider or Service Provider’s employees.
22.Prevailing Wage. Service Provider shall comply with and ensure that all subcontractors comply with California Prevailing Wage law for all construction work performed under this Agreement. Service Provider and each subcontractor shall (i) maintain and verify payroll records, and (ii) register with the California Department of Industrial Relations (“DIR”) and shall provide all certified payroll records to the DIR as required by law. Additionally, Service Provider and subcontractors shall, as required by law and to the greatest extent practicable, use certified apprenticeships (a minimum of 20% of work hours) to carry out the construction portion of the SOW. If the use of such apprenticeships results in additional savings to the Budget and Payment Schedule described in Exhibit B, such savings shall be retained by Client.
23.RFP Documents. Client’s Request for Proposal 2324 dated October 31, 2023 (the “RFP”) and Service Provider’s proposal to Client (the “Proposal”) are expressly incorporated into this Agreement. For the purposes of priority of interpretation, and in the event of directly conflicting terms between the RFP, the Proposal, and this Agreement, this Agreement shall have priority over the RFP and Proposal, and the RFP will have priority over the Proposal. This Agreement otherwise contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all verbal statements and prior writings with respect thereto.
24.Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable or against public policy, the remainder of the terms, provisions, covenants, and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Service Provider and Client shall endeavor in good faith negotiations to replace the invalid, void, or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void, or unenforceable provisions.
25.Prevailing Party. In the event of any controversy, claim, or dispute between the Parties arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the other Party reasonable expenses, attorneys’ fees, and costs.
26.Whole Agreement. This Agreement, including all exhibits and attachments and documents expressly incorporated herein by Section 23 above, supersedes any and all agreements, either oral or written, between the parties hereto concerning the rendering of services by Service Provider to Client, constitutes the complete, final and exclusive statement of the terms of the agreement between the Parties regarding the subject matter hereof, and contains all of the covenants and agreements between the Parties concerning the rendering of such services in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.
27.No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
28.Nondiscrimination.
28.1Service Provider shall not discriminate against any employee employed in the performance of the Services under this Agreement or against any applicant for employment in the performance of the Services because of sex, race, color, ancestry, religious creed, national origin, physical disability (including HIV and AIDS), mental disability, medical disability (cancer), age (over 40), marital status and denial of family care leave. The foregoing requirement shall apply to, but not be limited to, the following: employment, upgrading, demotion, or transfer; rates of pay or other forms of compensation; and selection for training, including apprenticeship.
28.2No person in the United States shall, on the grounds of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40), gender, or sexual orientation, be excluded from participation in, be denied the proceeds of, or be subject to discrimination in the performance of this Agreement by Service Provider. Service Provider will comply with all statutes and regulations promulgated by the Federal Government, State Government, and Local Government Agency regarding such discrimination.
28.3Service Provider hereby certifies that is in compliance with: (i) the Federal Executive Order 11246, as amended by Executive Order 11375 relating to equal employment opportunity; (ii) Title VI and Title VII of the Civil Rights Act of 1964, as amended; (iii) the Rehabilitation Act of 1973, as amended; (iv) the Vietnam Era Veterans Readjustment Assistance Act of 1972, as amended; and (v) Title 41, Code of Federal Regulations, Chapter 60.
28.4Service Provider agrees to abide with and shall include, in substantially the form provided, the nondiscrimination and compliance provisions of the following clause in all subcontracts to perform the Services:
“During the performance of this Agreement, Service Provider shall not unlawfully discriminate against any employee or applicant for employment because of any race, religion, color, national origin, ancestry, physical handicap, medical conditions, marital status, age (over 40), gender or sexual orientation. Service Provider shall ensure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination. Service Provider shall comply with the provisions of the Fair Employment and Housing Act (Government Code, Section 12900 et seq.). The applicable regulations of the Fair Employment and Housing

Commission implementing Government Code Section 12990, set forth in Chapter 5 of Division 4 of Title 2 of the California Administrative Code, are incorporated into this Agreement by reference and made a part hereof as if set forth in full. Service Provider shall give written notice of its obligations under this clause to labor organizations with a collective bargaining or other agreement.”
28.5Service Provider signature affixed to this Agreement shall constitute a certification under the penalty of perjury under the laws of the State of California, that, to the best of its knowledge, Service Provider has, unless exempted, complied with the nondiscrimination program requirements set forth in this Section 28.
29.Pro-Children Act. Service Provider must comply with Public Law 103-227, Part C - Environmental Tobacco Smoke, also known as the Pro-Children Act of 1994 (Act). This Act requires that smoking not be permitted in any portion of any indoor facility owned, leased, or contracted by an entity and used routinely or regularly for the provision of health, daycare, education, or library services to children under the age of 18 if the services are funded by Federal programs either directly or through State and local governments. Federal programs include grants, cooperative agreements, loans or loan guarantees, and contracts. The law does not apply to children's services provided in private residences, facilities funded solely by Medicare or Medicaid funds, and portions of facilities used for inpatient drug and alcohol treatment.

    Service Provider further agrees that the above language will be included in any subcontracts that contain provisions for children's services and that all subcontracts shall certify compliance accordingly.
30.Reports. Service Provider shall make all financial, progress, and other reports as reasonably requested by Client and will be available for on-site inspections by Client at its request. Service Provider’s provision of financial reports shall be solely limited to the Scope of Work and financial information related thereto.
31.Publications. Service Provide may publish results of its functions and participation in the program with prior review by Client, provided that such publications acknowledge that the program is supported by funds from Client.
32.No Partisan Activity. None of the funds, materials, property, or services contributed by Client or Service Provider under this Agreement shall be used in the performance of this Agreement or the Services for any partisan political activity or to further the election or defeat of any candidate for public office.
33.Non-Religious. There shall be no religious worship, instruction, or proselytization as part of or in connection with the performance of the Services and/or the obligations of the Parties under this Agreement.

34.NLRB Compliance. Service Provider hereby certifies under penalty of perjury that no more than one final unappealable finding of contempt of court by a Federal Court has been issued against Service Provider within the immediately preceding two (2) year period because Service Provider failed to comply with an order of a Federal Court which orders Service Provider to comply with an order of the National Labor Relations Board
35.Choice of Law. This Agreement and all related documents including all exhibits attached hereto, are governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California and without regard to the United Nations Convention on Contracts for the International Sale of Goods.
36.Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement, and all contemplated transactions, in any forum other than the U.S. District Court for the Eastern District of California or, if such court does not have subject matter jurisdiction, the courts of the State of California sitting in Fresno County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the U.S. District Court for the Eastern District of California or, if such court does not have subject matter jurisdiction, the courts of the State of California sitting in Fresno County. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
37.Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. The Parties may execute this Agreement by electronically transmitted signature and such electronically transmitted signature will be as effective as an original executed signature page. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
38.Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Client to make payments to Service Provider hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, hurricane, epidemic, pandemic or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (i) other similar events beyond the reasonable control of the Impacted Party.
The Impacted Party shall give notice within 10 days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 30 days following written notice given by it under this Section 38, the other Party may thereafter terminate this Agreement upon 30 days’ written notice.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the effective date by their respective duly authorized officers.

Fresno County Economic Opportunities Commission

By:    /s/ Emilia Reyes
Name:    Emilia Reyes
Title:    Chief Executive Officer

Nuvve Holding Corp.

By:    /s/ Gregory Poilasne
Name:    Gregory Poilasne
Title:    Chief Executive Officer

[Signature Page to Master Services Agreement]

EXHIBIT A
STATEMENT OF WORK

EXHIBIT B
BUDGET AND FEE SCHEDULE